Exhibit 10.1
EXECUTION COPY

AMENDMENT NO. 1
TO
EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 is made and entered into this 18th day of July, 2014, by ADS Waste Holdings, Inc., a Delaware corporation (the "Company"), and Richard Burke ("Executive").

WHEREAS, the Company and Executive have entered into an employment agreement, dated as of November 20, 2012 (the "Employment Agreement");

WHEREAS, the Company intends to employ Executive as Chief Executive Officer of the Company, effective as of July 1, 2014, and Executive accepts employment as Chief Executive Officer of the Company; and

WHEREAS, the Company and Executive desire to enter into this Amendment No. I to reflect (i) Executive's promotion to Chief Executive Officer of the Company and (ii) certain changes to the composition of the Board of Directors of Advanced Disposal Waste Holdings Corp., a Delaware corporation ("Parent"), as contemplated in the Advanced Disposal Waste Holdings Corp. Amended and Restated Shareholders Agreement.

Accordingly, the parties agree as follows:

1.    Capitalized terms not defined herein shall have the meanings set forth in the Employment Agreement.

2.     As of July 1,2014, all references to Executive's employment as "President of the Company" shall be replaced with "Chief Executive Officer of the Company." Executive shall report directly and exclusively to the Board of Directors of the Company.

3.    Section l(c) of the Employment Agreement is deleted in its entirety and replaced with the following:

"Effective as of July 1, 2014, the Board of Directors of the Company will consist of not less than nine (9) members, with three (3) members representing the management of the Company. So long as Executive is serving as the Chief Executive Officer of the Company pursuant to the terms and conditions of this Agreement and so long as Advanced Disposal Waste Holdings Corp., a Delaware corporation ("Parent"), owns all of the issued and outstanding shares of the Company, Executive shall serve as one (1) of the three (3) members of the Board of Directors of the Company representing the management of the Company; provided, however, Executive may be removed from the Board of Directors of the Company (as determined by the Company in its sole and absolute discretion) in connection with any restructuring of the Board of Directors of Parent or the Company in connection with a public offering of the securities of Parent or the Company to comply with the requirements of the Sarbanes-Oxley Act of 2002, the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, to comply with any other legal requirements then in effect, or in connection with any future equity investments in Parent or the Company. Notwithstanding the foregoing, nothing in this Section 1(c) shall restrict the Company from altering the number of members of the Board of Directors of the Company, including the number of members representing management of the Company."

Exhibit 10.1
EXECUTION COPY

4. Section 1(d) of the Employment Agreement is deleted in its entirety and replaced with the following:

"Effective as of July 1, 2014, the Board of Directors of Parent will consist of not less than nine (9) members, with three (3) members representing the management of the Company. So long as Executive is serving as the Chief Executive Officer of the Company pursuant to the terms and conditions of this Agreement and so long as Highstar Capital II, LP, Highstar Capital Ill, LP and their affiliates, maintain control of more than fifty percent (50%) of the issued and outstanding shares of Parent, Executive shall serve as one (1) of the three (3) members of the Board of Directors of Parent representing the management of the Company; provided, however, Executive may be removed from the Board of Directors of Parent (as determined by Parent in its sole and absolute discretion) in connection with any restructuring of the Board of Directors of Parent in connection with a public offering of the securities of the Company or Parent to comply with the requirements of the Sarbanes-Oxley Act of 2002, the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, to comply with any other legal requirements then in effect, or in connection with any future equity investments in Parent or the Company. Notwithstanding the foregoing, nothing in this Section 1(d) shall restrict Parent from altering the number of members of the Board of Directors of Parent, including the number of members representing management of Parent."

5. The first sentence of Section 4(a) is deleted and replaced with the following:

"Executive shall receive from the Company an annual salary of Five Hundred Twenty-Five Thousand and 00/100 Dollars ($525,000.00) (the "Base Salary")."

6. The following is added as Section 4(1):

"Company Vehicle. The Company shall provide Executive a vehicle for the purpose of performing the services required hereunder."

7. The following is added as Section 8(b)(iv):

"Thirty-Six Thousand and 00/100 Dollars ($36,000.00) payable in twenty-four (24) monthly installments commencing sixty (60) days following the Termination Effective Date."

Exhibit 10.1
EXECUTION COPY

8. The following is added as Section 8(c):

"(i) Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive's benefit pursuant to the terms of this Agreement or otherwise ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Section 280G of Code and will be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the "Excise Tax"), then the Company shall pay to Executive, no later than the time the Excise Tax is required to be paid by Executive or withheld by the Company, an additional amount (the "Gross-up Payment") equal to the sum of the Excise Tax payable by Executive, plus the amount necessary to put Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Gross-up Payment)) that he would have been in if Executive had not incurred any tax liability under Section 4999 of the Code.

(ii) Any determination required under this Section 8(c), including whether any payments or benefits are Parachute Payments, shall be made by the Company in its sole discretion. Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 8(c). The Company's determinations shall be final and binding on the Company and Executive.

(iii) This Section 8(c) will expire on the second anniversary of the first public offering of the equity securities of Parent or the Company."

9. Effective as of July 18, 2014, the Promissory Note, dated November 20,
2012, executed and delivered to Parent by Executive pursuant to Section 4(c)(ii) of the Employment Agreement is hereby canceled and shall cease to be of any further force and effect and Executive shall not be obligated to make any payments required under Section 6(b)(i) of the Employment Agreement. The unpaid principal amount due under the Promissory Note and all accrued and outstanding interest due thereunder shall be forgiven and shall be treated as ordinary income to Executive. The amounts payable by Executive under the Promissory Note shall be deemed to have been reduced to the extent necessary to offset all taxes that arise as a result of the income derived on account of the forgiveness of the Promissory Note.

Exhibit 10.1
EXECUTION COPY

10. The Company shall recommend to the Compensation Committee of the Board of Directors of Parent for approval the establishment of an option pool for the benefit of Executive (the "Pool"), providing for the grant of up to four thousand (4,000) options to purchase shares of the common stock of Parent (the "Performance Based Options"). The term "Performance Period" shall be the period commencing on January 1 and ending on December 31 in each of the calendar years 2014, 2015 and 2016. The "Performance Goal" shall mean the achievement of the Company's EBITDA performance that is a specified percentage of the Company's annual budget approved, and as adjusted from time to time, by the Board of Directors, in that Performance Period, provided that, the number of shares subject to the Performance Based Options to be granted shall be pro-rated if the level of achievement ranges from 100% to the Performance Goal for that year. The specified percentage for each of the Performance Periods shall be as follows:

Performance Period	Percentage of Budget

2014	105%

2015	105%

2016	105%

Following the approval of the Pool, the Board of Directors of Parent shall grant to Executive Performance Based Options to purchase up to 1/3 of the share allocated to the Pool (1,333.33 shares) in respect of each of the Performance Periods of 2014, 2015 and 2016, with the actual number of shares underlying the Performance Based Option to be granted for each Performance Period to be determined based on the level of achievement against the Performance Goal. Notwithstanding the foregoing sentence, for the 2015 and 2016 Performance Periods, Executive may be granted a Performance Based Option in respect of more than 1/3 of the shares in the Pool as a "catch up" grant to the extent that the Company did not achieve the prior year's Performance Goal. The Performance Based Options will be subject to the terms and conditions of the Advanced Disposal Waste Holdings Corp. 2012 Stock Incentive Plan, as amended from time to time (the "Stock Incentive Plan"). The per share exercise price of the Performance Based Options shall be no less than one hundred percent (100%) of the fair market value per share on the date of grant pursuant to Section 9(a)(ii) of the Stock Incentive Plan. The grant date shall be March 15 of the calendar year following the calendar year in which the Performance Period.

11. Except as expressly amended herein, the terms and conditions of the Employment Agreement shall continue in full force and effect.

Exhibit 10.1
EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Amendment No. 1 as of date first above written.

Company

ADS WASTE HOLDINGS, INC., a Delaware corporation

Name:	/s/Steven R. Carn
Title:	CFO

Executive
Name:	/s/Richard Burke
Title:	CEO